ADMINISTRATIVE REIMBURSEMENT AGREEMENT

Agreement made as of [ ], 2023, between AB CARVAL OPPORTUNISTIC CREDIT FUND, a Delaware statutory trust (the “Fund”), and AB CARVAL INVESTORS, L.P., a Delaware limited partnership (the “Administrator”).

WHEREAS, the Fund operates as a closed-end management investment company, and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund has authorized the unlimited issuance of its shares of beneficial interest with no par value;

WHEREAS, the Fund wishes to retain the Administrator to provide certain administrative services to the Fund under the terms and conditions stated below, and the Administrator is willing to provide such services for the compensation set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

1. Appointment. The Fund hereby appoints the Administrator to provide certain clerical, accounting, administrative, legal, compliance and other services to the Fund, and as such to furnish the services set forth in paragraph 2 below, and the Administrator accepts such appointment and agrees that it will furnish such services.

2. Services and Duties of the Administrator. Subject to the supervision of the Fund’s Board of Trustees, the Administrator will provide the following services:

(a) oversee the determination and publication of the Fund’s net asset value in accordance with the Fund’s policy as adopted from time to time by the Board of Trustees;

(b) oversee the maintenance of the books and records of the Fund required under Rule 31a-1(b)(4) under the 1940 Act;

(c) arrange for bank or other borrowing by the Fund, pursuant to the investment adviser’s determination of the lenders or lenders, timing, amount and terms of any such borrowing, in accordance with authority granted by the Board of Trustees of the Fund;

(d) prepare, or arrange for the preparation of, the Fund’s federal, state and local income tax returns;

(e) prepare or oversee the preparation of the financial and other information for the Fund’s prospectuses, proxy statements and semi-annual and annual reports to shareholders;

(f) on the basis of the Fund’s books and records and information furnished by the Fund or its investment adviser, prepare or oversee the preparation of the Fund’s periodic financial reports to the Securities and Exchange Commission, and other regulatory agencies or entities as required;

(g) prepare, or assist counsel for the Fund in the preparation of, forms, reports and other materials required to be filed with the Securities and Exchange Commission, and other regulatory agencies or entities as required;

(h) respond to or refer to the Fund’s officers or transfer agent, as appropriate, shareholder inquiries relating to the Fund;

(i) coordinate the audit examination with the Fund’s independent auditors for the annual audit of the Fund and any required periodic compliance examinations;

(j) prepare, or assist counsel for the Fund in the preparation of, such materials for the Fund’s Board of Trustees as may be reasonably necessary or appropriate in connection with regular or special meetings of the Board of Trustees and in connection with proposals that the Board of Trustees take action in lieu of a meeting;

(k) oversee compliance by the Fund with any restrictions or requirements to which the Fund is subject pursuant to its registration statement, Amended and Restated Declaration of Trust and By-Laws and applicable federal and state law, including the 1940 Act, the Securities Act of 1933 and the Internal Revenue Code of 1986, all as amended; and

(l) perform such other services not constituting managing the investment and reinvestment of the Fund’s assets as the Fund may from time to time request.

All services to be furnished by the Administrator may be furnished through the medium of any directors, officers or employees of the Administrator or its affiliates. The Fund shall pay to the Administrator or its affiliates the cost of personnel and all related overhead for rendering such services at such rates as shall from time to time be agreed upon between us, and any payment shall be subject to approval by the Fund’s Board of Trustees. Any amount owed to the Administrator by the Fund pursuant to this section shall be payable on the last day of the calendar month in which services were performed hereunder. Nothing contained herein shall be construed to restrict the Fund’s right to retain another party to provide any of the services enumerated in this paragraph 2.

3. Compliance with the Fund’s Governing Documents and Applicable Law. In all matters relating to the performance of this Agreement, the Administrator will act in conformity with the Amended and Restated Declaration of Trust, By-Laws and registration statements of the Fund and with the directions of the Fund’s Board of Trustees and Fund executive officers and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations.

4. Service Not Exclusive. Except to the extent necessary to perform the Administrator’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the Administrator’s right, or the right of any of the employees, officers or directors of the Administrator or its affiliates, or persons otherwise affiliated with the Fund (within the meaning of the 1940 Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render service of any kind to any other trust, corporation, firm, individual or association.

5. Limitation of Liability of the Administrator. The Fund shall expect of the Administrator, and the Administrator will give the Fund the benefit of, the Administrator’s best judgment and efforts in rendering these services to the Fund, and the Fund agrees as an inducement to the Administrator’s undertaking these services that the Administrator shall not be liable under this Agreement for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Administrator against any liability to the Fund or to the Fund’s security holders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties under this Agreement, or by reason of the Administrator’s reckless disregard of the Administrator’s obligations and duties under this Agreement.

6. Assignment. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by the Administrator and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by the Administrator. The term “transfer”, “assignment” and “sale” as used in this paragraph shall have the meanings ascribed hereto by governing law and any interpretation thereof contained in rules or regulations promulgated by the Securities and Exchange Commission thereunder.

7. Duration and Termination. This Agreement shall become effective on the date set forth above. Upon the effectiveness of this Agreement, it shall supersede all previous agreements between the Fund and the Administrator covering the subject matter hereof. This Agreement may be terminated at any time by either party, without the payment of any penalty, on 60 days’ written notice to the other party.

8. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver or discharge or termination is sought.

9. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

10. Miscellaneous. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

AB CarVal Opportunistic Credit Fund

By:
Name:
Title:

AB CarVal Investors, L.P.

By:
Name:
Title: